                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

            CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (Date of earliest event reported): June 30, 2000

                      Commission File Number  0001067447
                          THE DERBY CYCLE CORPORATION
            (Exact name of registrant as specified in its charter)

           DELAWARE                                  31-1038896
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                   Identification No.)

                                Daniel S. Lynch
                          The Derby Cycle Corporation
                     300 First Stamford Place (5th Floor)
                       Stamford, Connecticut 06902-6765
         (Address of principal executive offices, including zip code)
                           Telephone: (203) 961 1666
             (Registrant's telephone number, including area code)

                         This Report contains 3 pages.
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ITEM 5.   OTHER EVENTS

DERBY Q2 RESULTS; NEGOTIATIONS WITH SENIOR LENDERS REGARDING WORKING CAPITAL FACILITY; SALE OF STURMEY ARCHER

DERBY Q2 RESULTS

Derby Cycle Corporation (the "Company") announced today (Wednesday August 16,
2000) that for the quarter ending July 2, 2000, net revenues, adjusted for comparable foreign exchange rates, grew 11% over the second quarter, 1999. For the six months ending July 2, 2000, net revenues, adjusted for comparable exchange rates, grew 13% over the same period in 1999. For the quarter, EBITDA was $12.7 million, down from $13.8 million in 1999. However, adjusted for the impact of foreign exchange translation and strategic investments made at the group level, EBITDA increased from $13.2 million in 1999 to $14.6 million in 2000, an increase of $1.4 million.

NEGOTIATIONS WITH SENIOR LENDERS REGARDING FACILITY

The Company indicated it is negotiating with lenders under its Credit Agreement to increase its line of credit and to amend certain financial covenants in the Credit Agreement. In addition, the Company is exploring other financing options including raising new equity and/or debt capital. No assurance can be given that the Company will be successful in meeting these objections. The Company will defer its regular second quarter analyst call until sufficiently substantive developments emerge relative to these negotiations. The Company is seeking to increase its revolving credit facility in order to continue the Company's recent revenue growth and to support the Company's higher sales levels.

In related news, the Company announced today that it received a waiver from its senior lenders of a breach of the Company's aggregate indebtedness covenant and an amendment of the covenant to exclude subordinated debt from the determination of aggregate indebtedness permitted under its senior facility. The Company converted a $7 million bridge loan due August 1, 2000 from its equity sponsors to a long term junior subordinated note due 2008 in connection with the waiver and amendment. "The conversion of the sponsors' bridge loan to long-term debt represents their long-term commitment to the Company and their continued support of our business plan," said Chief Executive Officer, Gary Matthews.

DERBY SELLS STURMEY-ARCHER BUSINESS

The Company also announced that it completed the sale of Sturmey-Archer, a non-core brakes and automotive parts business to Lenark Limited . The sale was a follow-on transaction to the Company's sale of the land underlying Sturmey-Archer in late 1999 to Nottingham University. "This was an exceptional transaction for us as we were able to sell an under performing, non-strategic asset for cash, avoid relocation costs and eliminate negative annual operating cash flows," said Mr. Matthews.

Sturmey-Archer, which employs over 300 people, manufactures bicycle gears, brakes, automotive safety components and other engineering components. The sale is the result of a comprehensive review by Derby of the Sturmey-Archer business. "Business has been extremely difficult for Sturmey-Archer over recent years, with sales and profit margins being squeezed, in large part due to the strength of sterling," commented Mr. Matthews.

"The vast majority of Sturmey-Archer sales have been to the export market, with just a few per cent going to sister company Raleigh U.K., and the links between the two U.K. companies have clearly become less significant.

"The component and fabrication business does not fall within our business plan. So I am delighted for the Sturmey-Archer workforce that Lenark has decided to buy 100% of the Sturmey-Archer business as a going concern.

"We have no plans to reduce our commitment to Raleigh, which is the U.K.'s leading bicycle brand, and which we continue to strengthen," said Mr. Matthews.
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Lenark will maintain the Sturmey-Archer brand name, but the gear and brake manufacturing plant will be moving to a new location which is planned to be in the Nottingham area. Lenark has advised the Company that the terms and conditions for employees will be unaffected.


For further information, please contact:

Daniel S. Lynch
Chief Financial Officer
Derby Cycle Corporation
Tel:  (203) 356-3681
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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

The Derby Cycle Corporation                       Date
                                                  ----

\s\ Simon J. Goddard

By: ______________________________                August 16, 2000

Name: Simon J. Goddard

Title: Vice President and Corporate Controller